Bartlit Beck Herman Palenchar & Scott LLP
1899 Wynkoop, Suite 800
Denver, Colorado 80202
February 17, 2015

Ambassadors Group, Inc.
2001 South Flint Road
Spokane, Washington 99224

Re:	Ambassadors Group, Inc. – Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Ambassadors Group, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Company’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Registration Statement”) covering the registration of up to 300,000 shares of the Company's Common Stock, $0.01 par value per share (the “Shares”) issuable pursuant to the Company’s 2015 Employee Stock Purchase Plan (the “Employee Stock Purchase Plan”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with this opinion letter, we have examined and relied upon (i) the Registration Statement, (ii) the Employee Stock Purchase Plan, (iii) the Company’s Amended and Restated Certificate of Incorporation and Bylaws, each as amended to the date hereof, and (iv) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Based upon the foregoing and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that, assuming that the Registration Statement shall have become effective pursuant to the provisions of the Securities Act, the Shares, when issued and sold in accordance with the Employee Stock Purchase Plan, the Registration Statement and the applicable related prospectuses, will be legally issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Bartlit Beck Herman Palenchar & Scott LLP